EXHIBIT 3.124

ARTICLES OF INCORPORATION

OF

MASSEY CONSULTING SERVICES, INC.

We hereby associate ourselves to form a stock corporation under the provisions of Chapter 9, Title 13.1-619, of the Code of Virginia for 1950, as amended, and to that end set forth the following:

(a) The name of the corporation shall be Massey Consulting Services, Inc.

(b) The powers of this corporation shall be the general powers of similar corporations as defined in Title 13.1, Sec. 620 of the Code of Virginia for 1950, as amended.

(c) The aggregate number of shares of stock which the corporation shall have authority to issue are as follows:

Class	Number of Shares	Par Value
Common	100	$10.00

(d) The initial registered office of the corporation shall be P. O. Box 26765, 4 North Fourth Street, Richmond, Virginia 23219, in the city of Richmond, Virginia.

The name of the initial registered agent of the corporation at such address is John M. Poma, who is a resident of the State of Virginia and a member of the Virginia State Bar.

The incorporator has signed the Articles of Incorporation this 25th day of November, 1996.

/s/ John M. Poma
John M. Poma, Incorporator

ARTICLES OF AMENDMENT OF

MASSEY CONSULTING SERVICES, INC.

The undersigned corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

ONE

The name of the corporation is Massey Consulting Services, Inc.

TWO

In order to change its name, paragraph (a) of the Articles of Incorporation of Massey Consulting Services, Inc., shall be deleted in its entirety and replaced with the following:

“The name of the corporation shall be Massey Technology Investments, Inc.”

THREE

The foregoing amendment was adopted on January 16, 2003 by the board of directors and the sole shareholder of the corporation.

The undersigned president declares that the facts herein stated are true as of January 16, 2003.

MASSEY CONSULTING SERVICES, INC.

By:	/s/ Stanley Suboleski
Stanley C. Suboleski
President